Exhibit 10.1

Paul B. Silverman

President and Chief Executive Officer

July 31, 2013

Mr. Michael Deale

President

Crossfield Data Services, Inc.
PO Box 445
McLean, VA 22101

Re: Business Development and Services Agreement

Dear Michael:

Further to our recent discussions, I am pleased to propose the following Business Development and Services Agreement (the “Agreement”) to support our upcoming plans and meet our aggressive growth targets.

Proposed terms and conditions are as follows:

1.	Background. Crossfield Data Services, Inc. (“Crossfield”) is an expert in Data Analytics in support of litigation and government investigations. By utilizing in-house developed software and industry-leading practices, Crossfield can rapidly turn mountains of data into valuable information to support or disprove the theories in a litigation. Structured ESI, or as they are known in the Information Technology world, Enterprise Applications Databases, are a source of facts which can be computed from raw data over every instance of data, unlike econometric models or sampling techniques used by other Data Analytics practices. InferX Corporation (“InferX”) is a leading provider of analytics solutions using proprietary distributed predictive analytics solutions.

2.	Purpose of the Agreement. The Agreement provides the framework for Michael Deale, Crossfield President, to serve in an acting senior management role in InferX, and for Crossfield to provide technical support services for InferX software development; assume responsibility for technical discussions with channel partners and Softheme; provide hosting and communication infrastructure needed to support client demos and operational services offered to clients, and assist in developing new analytic solutions to meet emerging client needs.

InferX Corporation, 1934 Old Gallows Road, Suite 400, Tysons Corner, Virginia 22182, Tel: (703) 444-6030 www.InferX.com

3.	Technical Support Services. The specific initial technical support services provided by Crossfield are identified in Exhibit A.

4.	Appointment. Upon execution of the Agreement, Michael Deale, Crossfield President, will be appointed Acting Executive Vice President- Services and Marketing for InferX, and will execute an employment agreement with InferX within three (3) months upon execution of the Agreement. Responsibilities will be as follows:

a.	Work closely with the InferX CEO and Board of Directors to assist in developing business plans and meeting with potential investors;

b.	Assume overall responsibility for all technical development and operations activities within InferX;

c.	Support InferX marketing and sales activities; and

d.	Support meetings with channel partners related to InferX’s upcoming Financial Analytic Management Solutions (“FAMS”) and other analytic solutions and services.

5.	Term. Term of Agreement is for two (2) years, subject to cancellation on 30 days notice in writing at any time after the initial six months of the Agreement.

6.	Compensation for Crossfield. Compensation and revenue sharing plan for the provision of technical support services provided by Crossfield is as follows:

a.	For all revenue generated from InferX’s Global Analytics CloudTM business during the term of this agreement, Crossfield will receive a commission payment of twenty percent (20%) of net service revenues payable upon receipt of funds from clients; and.

b.	Revenue sharing for other jointly-provided services, such as consulting or jointly developed analytic services to complete a client engagement, will be based on each party's respective level of effort and will be agreed to on a project-by-project basis.

7.	Compensation for Michael Deale appointment:

a.	Baseline monthly salary : $10,000 per month

b.	Future salary compensation levels will be defined in the Executive Employment Agreement and will include compensation linked to InferX future performance and business growth.

c.	Salary will be subject to InferX’s ability to pay and may be accrued until execution of Executive Employment Agreement.

InferX Corporation, 1934 Old Gallows Road, Suite 400, Tysons Corner, Virginia 22182, Tel: (703) 444-6030 www.InferX.com

d.	InferX will also provide stock compensation linked to InferX’s growth, performance, and future financing under terms as defined below. Warrants to purchase shares of Common Stock for a period of five (5) years with an exercise price of $.03 per share (the “Warrants”) and cashless exercise provision. The shares underlying the Warrants shall be included in a registration statement to be filed by InferX. Warrants are vested subject to the following conditions and/or milestones:

i.	Upon execution of the Agreement	2.0 million warrants

ii.	Upon InferX closing minimum new funding of $3.0 million	2.0 million warrants

iii.	Upon InferX reporting minimum quarterly revenue of $500,000 for two consecutive quarters	2.0 million warrants

iv.	Upon Company reporting achieving minimum market capitalization of $10 million for 14 consecutive days[1]	2.0 million warrants

8.	Expenses. Crossfield will be reimbursed for all approved expenses incurred on InferX’s behalf.

9.	First Right of Refusal. For a period of twelve months (12) after execution of the Agreement, InferX is grans granted first right of refusal to acquire Crossfield under terms subject to future negotiation.

10.	Press: A mutually- agreed press release will be issued upon execution of the Joint Business Development Agreement.

1. Market cap is defined at as average closing price for the Company’s common stock times the number of issued common stock shares on a fully diluted basis.

InferX Corporation, 1934 Old Gallows Road, Suite 400, Tysons Corner, Virginia 22182, Tel: (703) 444-6030 www.InferX.com

On behalf of InferX Corporation, we look forward to working closely with you as a member of the InferX senior executive management team.

Sincerely,

/s/ Paul B. Silverman

Paul B. Silverman

President and CEO

.
ACCEPTED:

Crossfield Data Services, Inc.

By: /s/ Michael Deale
Name: Michael Deale
Title: President
Date: August 5, 2013

/s/ Michael Deale
Michael Deale
Date: August 5, 2013

InferX Corporation, 1934 Old Gallows Road, Suite 400, Tysons Corner, Virginia 22182, Tel: (703) 444-6030 www.InferX.com

Exhibit A

Technical Support Services Provided by Crossfield

Crossfield will assume responsibility to provide the following technical support services for InferX:

Responsibilty for managing InferX’s software development and release program working closely with interanal development staff and Softheme

Responsibility for technical liaison with channel partners and Softheme

Provide hosting and communication infrastructure needed to support client demos and operational services offered to clients, and assist in developing new analytic solutions to meet emerging client needs.

Create and maintain repository for software and intellectual property assets, both historical, and moving forward.

InferX Corporation, 1934 Old Gallows Road, Suite 400, Tysons Corner, Virginia 22182, Tel: (703) 444-6030 www.InferX.com